Exhibit 99.1

GOLDFIELD ANNOUNCES FIRST QUARTER RESULTS

MELBOURNE, Florida, May 15, 2007 - The Goldfield Corporation (AMEX: GV), a leading provider of electrical construction services in the southeastern United States and a developer of condominiums, today announced results for the three months ended March 31, 2007.

Revenues for the three months ended March 31, 2007 were $9.8 million and the Company had an operating loss of $472,000, compared to revenues of $14.0 million and operating income of $1.9 million in the three months ended March 31, 2006.

Revenues in the first quarter of 2007 reflect decreases in both the electrical construction segment and the real estate development segment. The decrease in the electrical construction segment revenues was primarily due to a slowdown in demand for the Company’s electrical construction services. The decrease in the real estate development segment revenues was mainly due to the fact that during the quarter ended March 31, 2007, the Company had only one project, Pineapple House, under construction, with respect to which most of the revenues had been previously recognized. In the quarter ended March 31, 2006, the Company had begun the Pineapple House project and recognized $2.3 million in revenue on Pineapple House as well as $1.2 million in revenue from the Oak Park project.

For the three months ended March 31, 2007, the electrical construction segment had an operating loss of $191,000 compared to operating income of $1.8 million in the comparable prior year period, and the real estate development segment had operating income of $558,000 for the three months ended March 31, 2007 compared to operating income of $894,000 in the three months ended March 31, 2006. In both cases these decreases were primarily due to the same factors that affected revenues as described above and, with respect to the electrical construction segment, unanticipated costs associated with delays arising during the course of completion of certain of the Company’s current projects. Although the company continues to make good process towards completion of the first phase of the Pineapple House project, the continuing slowdown in the Florida real estate market has adversely affected the Company’s ability to market the remaining available units in this project.

Net loss for the first quarter of 2007 was $347,000 or $0.01 per share, compared to net earnings of $1.1 million or $0.04 per share in the comparable prior year quarter.

About Goldfield

Goldfield is a leading provider of electrical construction and maintenance services in the energy infrastructure industry in the southeastern United States. The company specializes in installing and maintaining electrical transmission lines for a wide range of electric utilities. Goldfield is also involved in the development of high-end condominium projects on Florida's east coast. For additional information, please visit http://www.goldfieldcorp.com.

Statements in this release are based on current expectations. These statements are forward-looking, and actual results may differ materially. For example, electrical construction projects are generally subject to cancellation and, in the real estate segment, there can be no assurance that settlements of condominiums subject to contracts for sale will occur or that construction will progress as expected. For further details, see the company's filings with the Securities and Exchange Commission.

For further information, please contact:
The Goldfield Corporation
Phone: (321) 724-1700
Email:   investorrelations@goldfieldcorp.com

The Goldfield Corporation and Subsidiaries
Consolidated Statements of Operations
(unaudited)

	Three Months Ended
	March 31,
	2007	2006
Revenue
Electrical construction	$7,354,043	$10,492,005
Real estate development	2,454,432	3,502,947
Total revenue	9,808,475	13,994,952

Costs and expenses
Electrical construction	6,801,704	8,123,209
Real estate development	1,693,925	2,321,429
Depreciation	742,347	599,291
Selling, general and administrative	1,050,971	1,098,355
Gain on sale of assets	(8,857)	(18,310)
Total costs and expenses	10,280,090	12,123,974
Total operating income (loss)	(471,615)	1,870,978

Other income (expense), net
Interest income	61,332	24,712
Interest expense, net	(79,645)	(36,991)
Other	9,149	3,494
Total other expenses, net	(9,164)	(8,785)

Income (loss) from continuing operations
before income taxes	(480,779)	1,862,193

Income taxes	(133,768)	717,702
Net income (loss)	$(347,011)	$1,144,491

Earnings (loss) per share of common stock -
basic and diluted	$(0.01)	$0.04

Weighted average number of common shares
outstanding - basic and diluted	25,451,354	25,572,192

The Goldfield Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(unaudited)

	March 31,	December 31,
ASSETS	2007	2006
Current assets
Cash and cash equivalents	$5,493,886	$6,801,600
Accounts receivable and accrued billings, net	5,515,326	4,908,511
Contracts receivable	12,778,842	10,623,909
Remediation insurance receivable	273,349	329,888
Current portion of notes receivable	38,529	41,453
Construction inventory	62,774	216,989
Real estate inventories	600,220	801,411
Costs and estimated earnings in excess of
billings on uncompleted contracts	2,740,847	2,358,738
Residential properties under construction	5,055,555	3,784,165
Prepaid expenses and other current assets	1,897,518	1,022,377
Total current assets	34,456,846	30,889,041

Property, buildings and equipment, at cost, net	11,049,528	9,465,378
Notes receivable, less current portion	389,975	407,409
Deferred charges and other assets	1,530,862	1,142,348
Total assets	$47,427,211	$41,904,176

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$5,489,490	$5,359,893
Billings in excess of costs and estimated
earnings on uncompleted contracts	-	24,444
Notes payable	12,935,727	8,663,768
Capital leases, due within one year	323,532	317,160
Current liabilities of discontinued operations	166,411	208,221
Total current liabilities	18,915,160	14,573,486

Deferred income taxes	861,400	861,400
Other accrued liabilities	23,178	20,821
Notes payable, less current portion	2,817,072	1,207,745
Capital leases, less current portion	811,664	894,976
Total liabilities	23,428,474	17,558,428
Commitments and contingencies
Stockholders' equity
Common stock	2,781,377	2,781,377
Capital surplus	18,481,683	18,481,683
Retained earnings	4,043,864	4,390,875
Common stock in treasury, at cost	(1,308,187)	(1,308,187)
Total stockholders' equity	23,998,737	24,345,748
Total liabilities and stockholders' equity	$47,427,211	$41,904,176